As filed with the Securities and Exchange Commission on May 8, 2002 Registration No. 333-73872

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

A Time To Grow, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0649310 (I.R.S. Employer Identification No.)

1240 Blalock Road, Ste. 170
Houston, Texas	77055
(Address of Principal Executive Offices)	(Zip Code)

CONSULTING AND LEGAL SERVICES AGREEMENTS
(Full Title of Plans)

JONATHAN GILCHRIST
A TIME TO GROW, INC.
1240 Blalock Rd., Ste. 170
Houston, Texas 77055
(713) 249-1428
(Name and address, including zip code, and telephone number, including area code, of registrant's agent for service)

(Cover Page Continued)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (6)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	650,000 (1)(2)(3)(4)(5)(6)	$0.00033	$214.50	$20.00
Total	650,000	$0.00033	$214.50	$20.00

(1)	Issuable pursuant to a consulting agreement between the Registrant and Mr. Jack I. Tompkins.
(2)	Issuable pursuant to a consulting agreement between the Registrant and Mr. Britt Brooks.
(3)	Issuable pursuant to a consulting agreement between the Registrant and H.L. Schulle.
(4)	Issuable pursuant to a legal services agreement between the Registrant and Jonathan Gilchrist.
(5)	Issuable pursuant to a consulting agreement between the Registrant and Elise Sanders.
(6)

The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2) and is based upon one third of par value because the company has no market price and an accumulated deficit.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the consulting agreement or legal services agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such consulting agreements, legal services agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:

Incorporation of Documents by Reference.

            The Company incorporates by reference into this Registration Statement the following documents which have been or will be filed by the Company with the Securities and Exchange Commission (the "Commission"):

1.	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since August 31, 2001.

3.	The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, dated January 9, 2002 (Registration Number 333-73872).

            In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

            Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4:            Description of Securities.

Common Stock

     General.  The Company is  authorized to issue  50,000,000  shares of Common Stock, $.0001 par value per share.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining  available for  distribution  to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over  the  Common  Stock.  The  holders  of the  Common  Stock  as such  have no conversion,  preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

     Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.  There is no  cumulative  voting with  respect to the election of  directors,  with the results that the holders of shares  having more than fifty  percent (50%) of the votes for the election of directors can elect all of the directors.

     Dividend  Policy.  To date, the Company has not paid any dividends on its Common Stock.  The payment of dividends, if any, in the future is within the discretion  of the  Board of  Directors  and  will  depend  upon  the  Company's earnings,  its capital  requirements and financial  condition and other relevant factors.  The Board does not intend to declare any dividends in the  foreseeable future,  but  instead  intends to retain all  earnings,  if any,  for use in the Company's business operations.

Item 5:            Interests of Named Experts and Counsel.

Not Applicable

Item 6:            Indemnification of Directors and Officers.

            Our articles of incorporation limit the personal liability of our directors and officers for damages for breach of fiduciary duty in a manner identical in scope to that permitted under Texas Law.

            Our bylaws provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under Texas Law. Such bylaws provide that the expenses of our directors and officers incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by us.

            The above described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7:            Exemption From Registration Claimed.

            Not Applicable.

Item 8:            Exhibits.

            The following exhibits are filed as part of this Registration Statement

5.1	Opinion of Vanderkamp & Sanders
23.1	Consent of Harper & Pearson Company, P.C.
10.1	Letter Agreement between Jack I. Tompkins and A Time To Grow, Inc.
10.2	Letter Agreement between Britt Brooks and A Time To Grow, Inc.
10.3	Letter Agreement between H.L. Schulle and A Time to Grow, Inc.
10.4	Letter Services Agreement between Jonathan Gilchrist and A Time To Grow, Inc.
10.5	Letter Services Agreement between Elise Sanders and A Time To Grow, Inc.

            Item 9:   Undertakings.The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

A Time To Grow, Inc..

__/s/ Jonathan C. Gilchrist_
BY: Jonathan C. Gilchrist
Chief Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this ___ day of May, 2002.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following individuals in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Jonathan C. Gilchrist true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this 8th day of May, 2002.

Signature	Title

/s/ Jonathan C. Gilchrist
JONATHAN C. GILCHRIST	Chairman of the Board of Directors
President and Chief Chief Executive Officer
(Principal Executive Officer)

/s/ Kay Berry
KAY BERRY	Acting Principal Accounting Officer

/s/ William Carmichael
WILLIAM CARMICHAEL	Director

/s/ Tommy Waldrop
TOMMY WALDROP	Director

EXHIBIT INDEX

Exhibit	Document
5.1	Opinion of Vanderkamp & Sanders
23.1	Consent of Harper & Pearson Company, P.C.
24.1	Power of Attorney (included on Signature Page).
10.1	Letter Agreement between A Time To Grow, Inc. and Jack I. Tompkins.
10.2	Letter Agreement between A Time To Grow, Inc. and Britt Brooks
10.3	Letter Agreement between A Time To Grow, Inc. and H.L. Schulle
10.4	Legal Services Agreement between A Time To Grow, Inc. and Jonathan Gilchrist
10.5	Letter Agreement between A Time To Grow, Inc. and Elise Sanders